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                                                                     Exhibit 4.8
                           [Letterhead of COMDISCO]

FEDERAL EXPRESS


June 7, 1999

Mr. Mark Vranesh
Director of Finance
1816 Embarcadero Road
Palo Alto, CA 94303

Re: (3) Warrant Agreements Dated as of October 27, 1998 between Comdisco, Inc. ("Warrantholder") and Tioga Systems, Inc., ("Company") collectively the ("Warrants")

Dear Mark:

This letter is to confirm that the above referenced parties agree that the Series C Preferred Stock financing shall be considered the Next Round, as referenced in the Warrants and the resulting number of shares issuable to Warrantholder shall be as follows:

Equipment Lease Warrant Shares issuable         7,578
Secured Debt Warrant Shares issuable            22,733
Subordinated Debt Warrant Shares issuable       68,200
                                                ------
Grand Total                                     98,511


Please indicate your acceptance of the above agreement by signing in the space provided below and returning these letters to me. We send you a fully executed copy in the next few days. If you have any questions or comments please do not hesitate to call me at (650) 234-1627.

Sincerely,

/s/ Vika Tonga
-----------------
Vika Tonga
Information Document Specialist

ACCEPTED AND AGREED TO:

TIOGA SYSTEMS, INC.                     COMDISCO, INC.

By: Mark Vranesh                        By: James Labe
    ------------------                      ---------------

Signature: /s/ Mark Vranesh             Signature: /s/ James Labe
          -------------------                      ----------------

Title: Dir. Fin./Gen. Sec.              Title: President Comdisco
       ----------------------                  Ventures Division
                                               ---------------------------
                                               June 14, 1999